Exhibit 99.1

SELECTED QUARTERLY FINANCIAL INFORMATION
(UNAUDITED)

 Selected quarterly information for the years ended December 31, 2011 and 2010 is as follows (in thousands, except per unit amounts):

	Quarter Ended
2011	December 31	September 30	June 30	March 31
Rental and related revenue	$193,464	$185,944	$181,331	$191,739
General contractor and service fee revenue	112,178	127,708	135,363	146,547
Net income (loss) attributable to common unitholders	$46,193	$(32,944)	$(29,748)	$48,774
Basic income (loss) per Common Unit	$0.17	$(0.13)	$(0.12)	$0.19
Diluted income (loss) per Common Unit	$0.17	$(0.13)	$(0.12)	$0.19
Weighted average Common Units	259,872	259,866	259,849	258,790
Weighted average Common Units and potential dilutive securities	259,872	259,866	259,849	258,837

2010	December 31	September 30	June 30	March 31
Rental and related revenue	$179,841	$180,961	$156,411	$161,582
General contractor and service fee revenue	100,971	132,351	168,398	113,641
Net income (loss) attributable to common unitholders	$9,752	$35,105	$(43,603)	$(15,713)
Basic income (loss) per Common Unit	$0.04	$0.13	$(0.19)	$(0.07)
Diluted income (loss) per Common Unit	$0.04	$0.13	$(0.19)	$(0.07)
Weighted average Common Units	257,420	257,383	233,486	230,760
Weighted average Common Units and potential dilutive securities	257,420	257,383	233,486	230,760